EX-99.1 adm8kq4x99.htm ADM EARNINGS RELEASE - FY2003 QUARTER 4

July 24, 2003	FOR IMMEDIATE RELEASE

ARCHER DANIELS MIDLAND REPORTS FOURTH QUARTER RESULTS

Decatur, IL -- July 24, 2003 -- Archer Daniels Midland (NYSE: ADM)

  Fourth Quarter Operating Profit increased to $230 million from $223 million last year.
  Fourth Quarter Operating Profit, excluding the effects of abandonment charges and vitamin settlement gains, increased to $243 million from $213 million last year.
  Fourth Quarter Net Earnings were $ 95 million, $ .15 per share, compared to $112 million, $ .17 per share, last year.
  Fourth Quarter earnings, excluding the effects of abandonment charges, vitamin settlement gains and tax credits increased to $100 million, $ .16 per share, compared to $ 78 million, $ .12 per share.

  Corn Processing results were strong due to improved selling prices and volumes.
  Oilseeds Processing results improved in North America, South America and Asia, offset by lower European results.
  Wheat Processing results improved due to increased volumes in North America despite adverse crop conditions.
  Agricultural Services results continued to be weak due to adverse crop conditions.
  Other increased as Cocoa and Bioproducts results improved but were partially offset by poor Citric Acid results.

Financial Highlights.

(Amounts in thousands, except per share data and percentages)

	THREE MONTHS ENDED
	6/30/03	6/30/02	% CHANGE
Net sales and other operating income	$ 8,048,226	$ 6,755,050	19%
Operating profit	$ 230,227	$ 223,273	3%
Net earnings	$ 95,020	$ 112,266	-15%
Earnings per share	$ 0.15	$ 0.17	-12%
Average number of shares outstanding	644,611	651,174	-1%
	TWELVE MONTHS ENDED
	6/30/03	6/30/02	% CHANGE
Net sales and other operating income	$ 30,708,033	$ 22,611,894	36%
Operating profit	$ 1,009,912	$ 1,039,820	-3%
Net earnings	$ 451,145	$ 511,093	-12%
Earnings per share	$ 0.70	$ 0.78	-10%
Average number of shares outstanding	646,086	656,955	-2%

ADM's fourth quarter operating profits of the Oilseeds Processing, Corn Processing, Wheat Processing and Other segments increased from prior year's levels. The special challenges of dealing with last year's North American drought are nearly behind us. We are encouraged by the early indications of better crops and improving conditions in many of our businesses.

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Fourth Quarter Results

Net earnings for the quarter ended June 30, 2003 were $ 95 million, or $ .15 per share, compared to $ 112 million, or $ .17 per share, last year. Fiscal 2003 fourth quarter results include a $ 13 million ($ 8 million after tax, equal to $ .01 per share) charge related to the abandonment and write-down of long-lived assets. Last year's results included a charge of $ 83 million ($ 51 million after tax, equal to $ .08 a share) related to abandonment and write-down of long-lived assets, a gain of $ 93 million ( $ 58 million after tax, equal to $ .09 per share) related to a partial settlement of the Company's claims related to vitamin antitrust litigation and a $ 26 million tax credit (equal to $ .04 per share)related to the resolution of various outstanding state and federal tax issues.

Operating profit increased to $ 230 million from $ 223 million last year. Excluding the effects of the write-downs of long-lived assets and the gains related to vitamin antitrust settlements described above, operating profit increased to $ 243 million from $ 213 million last year reflecting improved operating results of all significant segments except Agricultural Services, which experienced difficult operating conditions due to last year's adverse crop conditions.

Twelve Month Results

Net earnings for the twelve months were $ 451 million, or $ .70 per share, compared to $ 511 million or $ .78 per share last year. Fiscal 2003 twelve month results include a charge of $ 13 million ($ 8 million after tax, equal to $ .01 a share) related to the abandonment and write-down of long-lived assets and a gain of $ 28 million ( $ 17 million after tax, equal to $ .03 per share) related to partial settlement of the Company's claims related to vitamin antitrust litigation. Last year's results included a charge of $ 83 million ( $ 51 million after tax, equal to $ .08 per share) related to the abandonment and write-down of long-lived assets, a gain of $ 147 million ( $ 91 million after tax, equal to $ .14 per share) related to partial settlement of the Company's claims related to vitamin antitrust litigation, gains on securities transactions of $ 38 million ($ 24 million after tax, equal to $ .04 per share) and a $ 26 million tax credit (equal to $ .04 per share) related to the resolution of various outstanding state and federal tax issues.

Operating profit declined slightly to $ 1 billion. Excluding the effects of the write-downs of long-lived assets and the gains related to vitamin antitrust settlements described above, operating profit increased to $ 995 million from $ 976 million principally reflecting improved operating results of Corn Processing, Cocoa and Bioproducts segments partially offset by decreased results of the Oilseed, Wheat, Agricultural Services and Citric Acid segments.

Reconciliation of Net earnings to Earnings after adjustments for non-recurring items

(In millions, except per share amounts)
	THREE MONTHS ENDED
	6/30/03		6/30/02
	Amounts	Per Share	Amounts	Per Share
Net Earnings	$ 95	$ 0.15	$ 112	$ 0.17
Non-recurring items
Abandonments/Write-offs	8	0.01	51	0.08
Vitamin settlements	-	-	(58)	(0.09)
Securities transactions	(3)	0.00	(1)	(0.00)
Income tax credit	-	-	(26)	(0.04)

Earnings after adjustments for non-recurring items
	$ 100	$ 0.16	$ 78	$ 0.12
	TWELVE MONTHS ENDED
	6/30/03		6/30/02
	Amounts	Per Share	Amounts	Per Share
Net Earnings	$ 451	$ 0.70	$ 511	$ 0.78
Non-recurring items
Abandonments/Write-offs	8	0.01	51	0.08
Vitamin settlements	(17)	(0.03)	(91)	(0.14)
Securities transactions	(2)	(0.00)	(24)	(0.04)
Income tax credit	-	-	(26)	(0.04)

Earnings after adjustments for non-recurring items
	$ 440	$ 0.68	$ 421	$ 0.64

Archer Daniels Midland

Conference Call Information

The Company will hold a conference call to discuss third quarter results at 10:00 a.m. Central Time on July 24, 2003.

To participate in the live conference call on listen-only mode, please dial 800-521-5439 or 303-486-0488 at least five minutes before the call begins. To listen to a live broadcast via the Internet, please access the CCBN Web site at http://www.ccbn.com or the ADM Web site at http://www.admworld.com. A replay will be available on these web sites for approximately 20 days.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. The Company is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in soy meal and oil, ethanol, high fructose corn syrup (HFCS) and flour. In addition, ADM is building a position in such value-added products as specialty food ingredients, bioproducts and nutraceuticals (such as Vitamin E and sterols). Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 260 processing plants and net sales for the fiscal year ended June 30, 2003 of $30.7 billion.

Additional information can be found on ADM's Web site at http://www.admworld.com.

###
Contacts: Brian Peterson Senior Vice President Corporate Affairs 217/424-5413	Dwight Grimestad Vice President, Investor Relations 217/424-4586

(Financial Table Follows)

July 24, 2003

ARCHER DANIELS MIDLAND COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
Three months ended		Twelve months ended
June 30		June 30
2003	2002	2003	2002
(In thousands, except per share amounts)
Net sales and other operating income	$ 8,048,226	$ 6,755,050	$ 30,708,033	$ 22,611,894
Cost of products sold	7,646,306	6,374,622	28,980,895	20,928,438
	___________	___________	___________	___________

Gross Profit	401,920	380,428	1,727,138	1,683,456
Selling, general and administrative expenses	254,127	233,200	947,694	826,922
Other expense - net	14,897	28,032	148,471	137,597
	___________	___________	___________	___________
Earnings before income taxes	132,896	119,196	630,973	718,937
Income Taxes	37,876	6,930	179,828	207,844
	___________	___________	___________	___________
Net Earnings	$ 95,020	$ 112,266	$ 451,145	$ 511,093
	===========	===========	===========	===========
Basic and diluted earnings per common share	$ 0.15	$ 0.17	$ 0.70	$ 0.78
	==========	==========	==========	==========
Average number of shares outstanding	644,611	651,174	646,086	656,955
	==========	==========	==========	==========
Other expense - net consists of:
Interest expense	$ 86,853	$ 82,777	$ 359,971	$ 355,956
Investment Income	(29,469)	(27,550)	(121,887)	(114,032)
Net (gain) loss on marketable securities transactions	(5,282)	(834)	(2,619)	(38,296)
Equity in (earnings) losses of unconsolidated affiliates	(36,336)	(25,876)	(65,991)	(61,532)
Other	(869)	(485)	(21,003)	(4,499)
	__________	_________	_________	__________
	$ 14,897	$ 28,032	$ 148,471	$ 137,597
	==========	==========	==========	==========
Operating profit by segment is as follows:
Oilseeds Processing	$ 82,612	$ 64,424	$ 337,089	$ 387,960
Corn Processing	82,337	49,248	326,380	214,875
Wheat Processing	14,079	6,455	59,222	78,800
Agricultural Services	13,526	41,532	92,124	169,593
Other	37,673	61,614	195,097	188,592
	_________	_________	_________	_________
Total Operating Profit	230,227	223,273	1,009,912	1,039,820
Corporate	(97,331)	(104,077)	(378,939)	(320,883)
	_________	_________	_________	_________
Earnings before income taxes	$ 132,896	$ 119,196	$ 630,973	$ 718,937
	=========	=========	=========	=========

Fiscal 2003 fourth quarter and twelve month segment operating profit include charges for abandonment and write down of long-lived assets of: Oilseeds ( $ 7 million) and Other ( $ 6 million).

Fiscal 2002 fourth quarter and twelve month segment operating profit include charges for abandonment and write down of long-lived assets of: Oilseeds ( $ 23 million), Corn ( $ 10 million), Wheat ( $ 6 million) and Other ($ 44 million)

Fiscal 2003 twelve month operating profit of the Other segment includes a gain of $ 28 million related to vitamin antitrust litigation.

Fiscal 2002 fourth quarter and twelve month operating profit of the Other segment includes gains of $ 93 million and $ 147 million, respectively, related to vitamin antitrust litigation.